Rule 10f-3 Report
(acquisition of Securities During Affiliated Underwritings)


Name of Fund:  MSIT Growth Stock Fund


 1  Issuer:  Federated Investors, Inc./ cls B
 2  Date offering commenced:  5/13/98
 3  Date of Purchase:  5/13/98
 4  Underwriter from whom purchased:  Merrill Lynch
 5  Name of affiliated underwriter managing or participating in syndicate:
  Stephens Inc.
 6  Aggregate principal amount of offering:  $266,869,820
 7  Aggregate principal amount purchased by Fund:  $152,000
 8  Purchase price per share (net of fees and expenses):  $19.00
 9  Total commission, spread or profit:  $1,520.00

10 Have the following conditions been satisfied?
a.   The securities to be purchased are either.....
 I. Part of an issue registered under the Securities Act of 1933 which is being offered to the public.
II. "Municipal securities" as defined in Section 3(a) (29) of the Securities Exchange Act of 1934.
YES                        NO

b. With respect to any issue of securities other than municipal securities, the issuer of such  securities  has been in continuous  operation for at least three
years (including predecessors);  or as relates to municipal securities,
 (I.) the
issue of securities  has received an  investment  grade rating from at least one
nationally recognized  statistical rating organization,  or, (II.) if the issuer
or entity  supplying the revenues from which the issue is to be paid has been in
existence less than three years  (including any  predecessors),  it has received
one of the  three  highest  ratings  from  at  least  on  nationally recognized
statistical rating organization. YES NO

c. The purchase price paid did not exceed the public offering price and the securities were purchased not later than the close of the first full business day after the first day of the offering (or, if a rights offering, the securities were purchased on or
 before
the fourth day preceding the day on which the offering terminated).
YES                        NO

d.  The underwriting was a firm commitment underwriting?
YES                        NO

e. The commission,  spread or profit  received by the principal  underwriter was
reasonable  and fair in  relation to that  received  by others for underwriting
similar securities during a comparable period of time.
YES                        NO

f. The amount of securities purchased by all of the investment companies advised
by Wells Fargo Bank (Adviser or Sub-Adviser) did not exceed 25% of the principal
amount of the offering.
YES                        NO

g. No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction?
YES                        NO

h. With respect to municipal  securities,  were any purchases of such securities
designated as group sales or otherwise allocated to the account of an affiliated
underwriter.
YES                        NO